Exhibit 99.1

	Contacts:	Bill Hibbetts, Senior VP & CFO Pioneer Drilling Company 210-828-7689 Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com
FOR IMMEDIATE RELEASE		DRG&E / 713-529-6600

PIONEER DRILLING ANNOUNCES PUBLIC

OFFERING OF COMMON STOCK

FEBRUARY 7, 2006 – SAN ANTONIO, TEXAS – Pioneer Drilling Company (AMEX: PDC) today announced that it has agreed to issue and sell 3,000,000 shares of its common stock and Chesapeake Energy Corporation has agreed to sell 7,701,905 shares of Pioneer Drilling’s common stock to Lehman Brothers Inc.  The shares are being resold by Lehman Brothers to the public under a shelf registration statement.

Pioneer Drilling expects its net proceeds from the transaction to be approximately $62 million, after deducting underwriting discounts and commissions but before the expenses of the offering.  Pioneer Drilling intends to use those net proceeds for general corporate purposes, including funding of working capital requirements and capital expenditures.  Those capital expenditures may include expenditures to build or acquire additional rigs and to maintain and upgrade Pioneer Drilling’s existing rig fleet.  Pioneer Drilling will not receive any of the proceeds from the sale of its common stock by Chesapeake.

The offering is being made only by means of a prospectus and related prospectus supplement, a copy of which may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood NY 11717, Fax: 631-254-7268, email: monica_castillo@adop.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Pioneer Drilling provides land contract drilling services to independent and major oil and gas operators drilling wells in North, East and South Texas, Western Oklahoma and in the Rocky Mountain region.  Its fleet consists of 55 land drilling rigs that drill in depth ranges between 6,000 and 18,000 feet.

This press release contains various forward-looking statements and information that are based on management’s belief, as well as assumptions made by and information currently available to management.  Forward-looking information includes statements regarding Pioneer Drilling’s intended use of proceeds from the offering.  Furthermore, the closing of the offering is subject to several conditions to closing, which have not yet been satisfied.  Although the management of Pioneer Drilling believes that the expectations reflected in its forward-looking statements are reasonable, Pioneer Drilling can give no assurance that those expectations will prove to have been correct.  Such statements are subject to various risks, uncertainties and assumptions.  Should one or more of those risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.  These risks, as well as others, are discussed in greater detail in Pioneer’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2005 and subsequent filings with the SEC.